Exhibit 23.05

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           --------------------------------------------------------

We consent to the use in the Prospectus constituting part of this Registration Statement on Post-Effective Amendment No. 7 to Form S-1 of our report dated March 9, 2005 on the financial statements of Kenmar Global Trust as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002 and our report dated February 3, 2005, except for Note 8 as to which the date is March 8, 2005, on the statement of financial condition of Preferred Investment Solutions Corp. (formerly Kenmar Advisory Corp.) as of September 30, 2004, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

                         /s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
April 25, 2005



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